Exhibit 12.2
First BanCorp
Computation of Ratio of Earnings to Fixed Charges and Preference Dividends
Six-Month Period Ended
June 30, 2014
Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$38,919
Plus:
Fixed Charges (excluding capitalized interest)	59,621

Total earnings	$98,540

Fixed Charges:
Interest expensed and capitalized	$57,767
An estimate of the interest component within rental expense	1,854
Total fixed charges before preferred dividends	$59,621

Preferred dividends	-
Ratio of pre tax income to net income	1.02
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$59,621
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.65

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$38,919
Plus:
Fixed Charges (excluding capitalized interest)	19,856

Total earnings	$58,775

Fixed Charges:
Interest expensed and capitalized	$18,002
An estimate of the interest component within rental expense	1,854

Total Fixed Charges before preferred dividends	$19,856

Preferred dividends	-
Ratio of pre tax income to net income	1.02
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$19,856
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.96